Exhibit 99.1

FOR FURTHER INFORMATION:

Bill Hodges	Fran Barsky
Chief Financial Officer	Director, Investor Relations
919-913-1030	919-913-1044

FOR IMMEDIATE RELEASE

THURSDAY, APRIL 27, 2006

POZEN REPORTS FIRST QUARTER 2006 RESULTS

Chapel Hill, N.C., April 27, 2006 — POZEN Inc. (NASDAQ: POZN), today announced results for the first quarter ended March 31, 2006.

First-Quarter Results

POZEN reported a net loss of $6.4 million, or $0.22 per share on a diluted basis, for the first quarter of 2006, compared to a net loss of $5.4 million, or $0.19 per share on a diluted basis, for the first quarter of 2005.

For the first quarter of 2006, POZEN reported revenue of $2.2 million resulting from the amortization of upfront payments received pursuant to collaboration agreements for MT 300™ and Trexima™. Revenue for the first quarter ended March 31, 2005 was $2.1 million.

Operating expenses for the first quarter of 2006 totaled $9.1 million as compared to $7.7 million for the comparable period in 2005. The increase in operating expenses was primarily due to a $1.9 million charge for non-cash stock-based compensation expenses, related to stock options and other stock-based awards, associated with the adoption of Statement of Financial Accounting Standard No. 123(R) on January 1, 2006. Of this amount, $1.2 million was charged to general and administrative expense and $0.7 million was charged to research and development expense.

At March 31, 2006, cash, cash equivalents and short-term investments totaled $39.6 million compared to $45.8 million at December 31, 2005.

Corporate Highlights

New data from the Trexima Phase III pivotal trials was presented at the American Academy of Neurology scientific meeting in San Diego on April 4-5, 2006. The data presented included poster presentations on satisfaction, productivity and long-term safety, and a podium presentation on the superior clinical benefits of Trexima.

POZEN reached agreement with the U.S. Food and Drug Administration (FDA) on a Special Protocol Assessment (SPA) for the pivotal Phase III clinical trial for its product candidate PN 200, the combination of omeprazole and naproxen, for the treatment of the signs and symptoms of osteoarthritis, rheumatoid arthritis and ankylosing spondylitis in patients at risk for developing NSAID-associated gastric ulcers.

POZEN announced the appointment of Donald H. Namm and James J. Mauzey to its Board of Directors in March 2006. Ted G. Wood and James R. Butler have elected to resign from the Board of Directors effective May 16, 2006 the date of the annual meeting of shareholders.

Financial Guidance

For the second quarter of 2006, POZEN expects total revenues to be approximately $2.2 million, and total operating expenses to be in the range of $9.2 million to $11.2 million. The amount of operating expenses reflects estimated non-cash stock-based compensation expenses of approximately $1.7 million, associated with the adoption of Statement of Financial Accounting Standard No. 123(R) on January 1, 2006.

For the 2006 year, POZEN expects total revenue to be in the range of $26 million to $30 million, which includes two anticipated $10 million milestone payments from GSK in connection with the Trexima collaboration. Total operating expenses for the 2006 year are expected to be in the range of $39 million to $43 million and will vary depending upon the timing and pace of our development programs, particularly the PPI/NSAID Phase III programs. The expected total operating expenses reflects estimated non-cash stock-based compensation expenses in the range of $7.0 million to $7.2 million, associated with the adoption of Statement of Financial Accounting Standard No. 123(R) on January 1, 2006.

First-Quarter Results Webcast

POZEN will hold a webcast to present first quarter 2006 results and management’s outlook on Thursday, April 27, 2006 at 11:00 a.m. Eastern Time. The webcast can be accessed live and will be available for replay at www.pozen.com.

About POZEN

POZEN is a pharmaceutical company committed to developing therapeutic advancements for diseases with unmet medical needs where it can improve efficacy, safety, and/or patient convenience. Since its inception, POZEN has focused its efforts primarily on the development of pharmaceutical products for the treatment of acute and chronic pain, migraine, and other pain-related conditions. POZEN has a development and commercialization alliance with GlaxoSmithKline. The company’s common stock is traded on The Nasdaq Stock Market under the symbol “POZN”. For detailed company information, including copies of this and other press releases, see POZEN’s website: www.pozen.com.

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You should be aware that our actual results could differ materially from those contained in the forward-looking statements, which are based on management’s current expectations and are subject to a number of risks and uncertainties, including, but not limited to, our failure to successfully commercialize our product candidates; costs and delays in the development and/or FDA approval of our product candidates, including as a result of the need to conduct additional studies, or the failure to obtain such approval of our product candidates, including as a result of changes in regulatory standards or the regulatory environment during the development period of any of our product candidates; uncertainties in clinical trial results or the timing of such trials, resulting in, among other things, an extension in the period over which we recognize deferred revenue or our failure to achieve milestones that would have provided us with revenue; our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any products; competitive factors; our inability to protect our patents or proprietary rights and obtain necessary rights to third party patents and intellectual property to operate our business; our inability to operate our business without infringing the patents and proprietary rights of others; general economic conditions; the failure of any products to gain market acceptance; our inability to obtain any additional required financing; technological changes; government regulation; changes in industry practice; and one-time events, including those discussed herein and in our Annual Report on Form 10-K for the period ended December 31, 2005. We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements.

Financial Tables to Follow…

POZEN Inc.

Statement of Operations

(Unaudited)

	Three Months Ended March 31,
	2006	2005
Revenue:
Licensing revenue	$2,237,000	$2,052,490
Operating expenses:
General and administrative	3,652,470	2,396,586
Research and development	5,488,178	5,327,785

Total operating expenses	9,140,648	7,724,371
Other Income:
Interest and other income	458,857	271,673

Net loss attributable to common stockholders	$(6,444,791)	$(5,400,208)

Basic and diluted net loss per common share	$(0.22)	$(0.19)

Shares used in computing basic and diluted net loss per common share	29,114,570	28,912,721

POZEN Inc.

Balance Sheet

(Unaudited)

	March 31, 2006	December 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$15,161,995	$27,467,789
Investments	24,409,925	18,370,701
Prepaid expenses and other current assets	551,923	613,682

Total current assets	40,123,843	46,452,172
Equipment, net of accumulated depreciation	222,970	234,839

Total assets	$40,346,813	$46,687,011

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,437,087	$1,443,676
Accrued compensation	369,657	2,591,633
Accrued expenses	1,662,026	1,201,023
Deferred revenue	4,315,000	6,552,000

Total current liabilities	7,783,770	11,788,332

Long-term liabilities:
Deferred revenue	1,000,000	1,000,000

Total liabilities	8,783,770	12,788,332

Total stockholders’ equity	31,563,043	33,898,679

Total liabilities and stockholders’ equity	$40,346,813	$46,687,011

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